EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer
                                                                                                                                (818) 949-5300 ext. 5728

SPORT CHALET REPORTS SECOND QUARTER FISCAL 2010 RESULTS

Los Angeles, California – (November 4, 2009) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced financial results for its second quarter ended September 27, 2009.  In addition, the Company announced that for the first half of fiscal 2010, it achieved EBITDA of $4.0 million compared to the minimum requirement of $0.8 million EBITDA contained in the Company’s current bank loan agreement.  The bank requirement measures cumulative EBITDA on a year-to-date basis each month; accordingly, the $3.2 million achieved above the minimum EBITDA requirement in the first half of fiscal 2010 can be used to offset any future shortfalls during the remainder of fiscal 2010.

Second Quarter Results
Sales decreased 7.9% to $88.8 million for the second quarter of fiscal 2010 from $96.5 million for the second quarter of fiscal 2009.  Three new stores not included in same store sales contributed $2.3 million in sales for the quarter while same store sales decreased 12.4%. Same store sales were negatively impacted primarily by continued weak macro economic conditions.

Gross profit as a percent of sales increased to 28.0% for the second quarter of fiscal 2010 compared to 26.5% for the second quarter of fiscal 2009.  Selling, general and administrative expenses as a percent of sales decreased to 24.8% from 29.6% in the same period last year, primarily due to cost containment initiatives which resulted in savings of $7.3 million from decreases in salaries, advertising, professional fees, utilities, repairs and maintenance.

Net loss for the second quarter of fiscal 2010 was $1.2 million, or $0.09 per diluted share, compared to a net loss of $4.2 million, or $0.30 per diluted share, for the second quarter of fiscal 2009.  The net loss for the second quarter of fiscal 2010 did not reflect any net tax benefit (because of tax valuation allowances), while the second quarter of fiscal 2009 reflected a net tax benefit of $2.8 million, or $0.20 per share.  Without the tax benefit, the net loss for the second quarter of fiscal 2009 would have been $7.0 million, or $0.49 per share.

Six-Month Results
For the six months ended September 27, 2009, sales decreased 8.4% to $168.2 million from $183.6 million for the first six months of the prior year.  Sales from four new stores not included in same store sales contributed $6.1 million to total sales for the first six months of fiscal 2010.  Same store sales decreased 13.6% for the six-month period.

Gross profit as a percent of sales was 27.2% for the six months ended September 27, 2009 compared to 26.3% in the same period last year.  The increase was primarily a result of decreased markdowns and rent.  SG&A as a percent of sales for the six-month period was 25.0% compared to 29.7% in the same period of fiscal 2009, because the cost containment initiatives more than offset the decline in sales.

Net loss for the six months ended September 27, 2009 was $4.2 million, or $0.30 per diluted share, compared to a net loss of $8.7 million, or $0.62 per diluted share, for the six months ended September 28, 2008.  The net loss for the six months ended September 27, 2009 did not reflect any net tax benefit (because of tax valuation allowances), while the six months ended September 28, 2008 reflected a net tax benefit of $5.8 million, or $0.41 per share.  Without the tax benefit, the net loss for the six months ended September 28, 2008 would have been $14.5 million, or $1.03 per share.

Craig Levra, Chairman and CEO, concluded, “We are pleased with our ability to execute our business plan in what continues to be a challenging economic environment.  We remain focused on effectively managing our inventory and expense levels.  Our recent results reflect the steps we have taken over the last year to strengthen our liquidity by reducing expenses and improving efficiency and we are cautiously optimistic as we head into our most important holiday season.  Though global economic conditions continue to be very challenging, we remain committed to our strategy of providing “expert” advice and customer service and be first to market with performance, technology and lifestyle merchandise.”

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada, Arizona and Utah.  The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 55 locations.  The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including any statement concerning the Company’s prospects or its ability to identify and implement opportunities to improve its results of operations or prospects.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to reduce an adequate amount of operating expenses and control costs, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Discussion Regarding Non-GAAP Financial Disclosures
This release provides information about EBITDA as defined in the Company’s current bank loan agreement.  This non-GAAP measure of liquidity is included in this release solely to provide information concerning the Company’s performance relative to benchmarks contained in the bank loan agreement.

SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 weeks ended		26 weeks ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
	(in thousands, except share amounts)
Net sales	$88,811	$96,457	$168,214	$183,577
Cost of goods sold, buying and
occupancy costs	63,980	70,861	122,393	135,273
Gross profit	24,831	25,596	45,821	48,304

Selling, general and
administrative expenses	22,066	28,506	42,003	54,475
Depreciation and amortization	3,274	3,656	6,730	7,267
Loss from operations	(509)	(6,566)	(2,912)	(13,438)

Interest expense	703	422	1,284	1,079
Loss before taxes	(1,212)	(6,988)	(4,196)	(14,517)

Income tax benefit	-	(2,767)	-	(5,770)
Net loss	$(1,212)	$(4,221)	$(4,196)	$(8,747)

Loss per share:
Basic	$(0.09)	$(0.30)	$(0.30)	$(0.62)
Diluted	$(0.09)	$(0.30)	$(0.30)	$(0.62)

Weighted average number of
common shares outstanding:
Basic	14,123	14,123	14,123	14,123
Diluted	14,123	14,123	14,123	14,123

SPORT CHALET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 27,	March 29,
	2009	2009
	(Unaudited)
Assets	(in thousands, except share amounts)
Current assets:
Cash and cash equivalents	$499	$290
Accounts receivable, net	4,248	1,434
Merchandise inventories	93,970	88,431
Prepaid expenses and other current assets	1,193	2,178
Income tax receivable	3	1,004
Total current assets	99,913	93,337

Fixed assets, net	51,349	57,718
Total assets	$151,262	$151,055

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$29,706	$31,083
Loan payable to bank	49,124	39,140
Salaries and wages payable	4,169	4,150
Other accrued expenses	15,236	19,379
Total current liabilities	98,235	93,752

Deferred rent	24,943	25,217
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares – none	-	-
Class A Common Stock, $.01 par value:
Authorized shares - 46,000,000
Issued and outstanding shares – 12,359,990 at
September 27, 2009 and March 29, 2009	124	124
Class B Common Stock, $.01 par value:
Authorized shares - 2,000,000
Issued and outstanding shares – 1,763,321 at
September 27, 2009 and March 29, 2009	18	18
Additional paid-in capital	34,652	34,458
Accumulated deficit	(6,710)	(2,514)
Total stockholders’ equity	28,084	32,086
Total liabilities and stockholders’ equity	$151,262	$151,055

SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	26 weeks ended
	September 27, 2009	September 28, 2008
	(in thousands)
Operating activities
Net loss	$(4,196)	$(8,747)
Adjustments to reconcile net loss to net cash
(used in) provided by operating activities:
Depreciation and amortization	6,730	7,267
Loss on disposal of equipment	-	179
Share-based compensation	194	189
Deferred income taxes	-	(5,780)
Changes in operating assets and liabilities:
Accounts receivable	(2,814)	(3,465)
Merchandise inventories	(5,539)	(15,573)
Prepaid expenses and other current assets	985	883
Income tax receivable	1,001	-
Accounts payable	(1,377)	18,136
Salaries and wages payable	19	308
Other accrued expenses	(4,143)	5,065
Deferred rent	(274)	1,781
Net cash (used in) provided by operating activities	(9,414)	243

Investing activities
Purchase of fixed assets	(361)	(11,536)
Net cash used in investing activities	(361)	(11,536)

Financing activities
Proceeds from bank borrowing	188,794	77,309
Repayments of bank borrowing	(178,810)	(65,286)
Tax benefit on employee stock options	-	10
Net cash provided by financing activities	9,984	12,033

Increase in cash and cash equivalents	209	740
Cash and cash equivalents at beginning of period	290	3,894
Cash and cash equivalents at end of period	$499	$4,634

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Income taxes	$-	$-
Interest	$1,291	$591